Exhibit 99.1

Victory Capital Reports January 2024 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--February 12, 2024--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $165.5 billion as of January 31, 2024, and average assets under management for January of $165.6 billion.

Victory Capital Holdings, Inc.
Assets Under Management[1]
(unaudited; in millions)
	As of:
By Asset Class	Jan 31, 2024	Dec 31, 2023
Solutions	$59,931	$59,585
Fixed Income	24,307	24,355
U.S. Mid Cap Equity	29,977	30,604
U.S. Small Cap Equity	15,249	15,959
U.S. Large Cap Equity	12,800	12,635
Global / Non-U.S. Equity	16,492	16,772
Alternative Investments	3,446	3,431
Total Long-Term Assets	$162,202	$163,340
Money Market / Short Term Assets	3,294	3,271
Total Assets Under Management	$165,496	$166,611

By Vehicle
Mutual Funds[2]	$107,923	$108,802
Separate Accounts and Other Pooled Vehicles[3]	52,682	52,840
ETFs[4]	4,891	4,970
Total Assets Under Management	$165,496	$166,611

[1]Total AUM includes both discretionary and non-discretionary client assets. Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.
[4]Represents only ETF assets held by third parties. Excludes ETF assets held by other Victory Capital products.

About Victory Capital

Victory Capital is a diversified global asset management firm with $165.5 billion in assets under management as of January 31, 2024. The Company employs a next-generation business strategy that combines boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 11 autonomous Investment Franchises and a Solutions Business, Victory Capital offers a wide array of investment products and services, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, a 529 Education Savings Plan, and brokerage services.

Victory Capital is headquartered in San Antonio, Texas, with offices and investment professionals in the U.S. and around the world. To learn more please visit www.vcm.com or follow Victory Capital on Facebook, Twitter, and LinkedIn.

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Jessica Davila
Director of Global Communications
210-694-9693
Jessica_davila@vcm.com